                                                                   Exhibit 23.9

July 19, 1997


Danny Edwards
Chairman and Chief Executive Officer
Royal Grip, Inc.
444 West Geneva Drive
Tempe, AZ 85282

Dear Danny:

As required in our engagement letter dated April 29, 1997, EVEREN hereby consents to the inclusion of a summary of its opinion as currently in the Proxy Statement/Prospectus for Royal Grip, Inc.'s merger with FM Precision Golf Corporation.

Sincerely,

/s/ Glenn Tofil

Glenn Tofil
Vice President